Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Ondas Networks Inc., a Delaware corporation (“Ondas Networks”), a wholly owned subsidiary.

FS Partners (Cayman) Limited, a Cayman Islands limited liability company, a wholly owned subsidiary.

Full Spectrum Holding Limited, a Cayman Islands limited liability company, a majority owned subsidiary.